EXHIBIT 5.1

February 10, 2020

Ladies and Gentlemen:

We have acted as counsel to WeTrade Group Inc., a Wyoming Corporation (the “
Corporation
in connection with the registration under the Securities Act of 1933, as amended (the “
Securities Act
”), of the offering and sale of up to an aggregate of 430,337 common shares.

As the basis for the opinion hereinafter expressed, we examined such statutes, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

2. The Common Shares, described in the Corporation’s Registration Statement on Form S-1, as amended, initially filed with the Securities and Exchange Commission (the “
Commission
”) on August 9, 2019, relating to the Common Shares (the “
Registration Statement
”), will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Commission issued thereunder.

The opinion expressed herein is limited exclusively to the federal laws of the United States of America and the laws of the state of Wyoming, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Very Truly Yours,

/s/ Thomas Easton

Thomas Easton Esq,